Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-154835) and Form S-8 (Nos. 333-172458, 333-172457, 333-172443, 333-165921, 333-132721, 333-132720, 333-112264, 333-98291, 333-98299, 333-106123, 333-146577, 333-149277, 333-158291 and 333-158294) of Jabil Circuit, Inc. and subsidiaries of our reports dated October 27, 2011, with respect to the consolidated financial statements and schedule of Jabil Circuit, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Jabil Circuit, Inc., included in this Annual Report (Form 10-K) for the year ended August 31, 2011.

/s/ Ernst & Young LLP

Tampa, Florida

October 27, 2011